Exhibit 99.1

Contact: Leah Stearns
Senior Vice President, Investor Relations and Treasurer
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

BOSTON, MASSACHUSETTS - January 8, 2016 - American Tower Corporation (NYSE: AMT) today announced the pricing of its registered public offering of senior unsecured notes due 2021 and 2026, in aggregate principal amounts of $750.0 million and $500.0 million, respectively. The 2021 notes will have an interest rate of 3.300% per annum and are being issued at a price equal to 99.853% of their face value. The 2026 notes will have an interest rate of 4.400% per annum and are being issued at a price equal to 99.713% of their face value. The net proceeds of the offering are expected to be approximately $1,237.2 million, after deducting underwriting discounts and estimated offering expenses. American Tower intends to use the net proceeds to repay existing indebtedness, including under its 2013 Credit Facility, and for general corporate purposes.

BNP PARIBAS, BofA Merrill Lynch, Citigroup, J.P. Morgan and Morgan Stanley are acting as Joint Book-Running Managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by calling BNP Paribas Securities Corp., toll-free at 1-800-854-5674, Citigroup Global Markets Inc., toll-free at 1-800-831-9146, J.P. Morgan Securities LLC, collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, and Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 99,000 communications sites.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. American Tower has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the expectations of the dollar amount to be received in net proceeds, American Tower’s ability to complete the offering and its expectations for the use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for American Tower’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in American Tower’s forward-looking statements, we refer you to the information contained in the prospectus supplement for this offering and Item 1A of the Form 10-K for the year ended December 31, 2014 under the caption “Risk Factors”, as updated in the Form 10-Q for the quarter ended September 30, 2015, and in other filings American Tower makes with the Securities and Exchange Commission. American Tower undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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